                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                         ANADARKO PETROLEUM CORPORATION

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                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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

                         ANADARKO PETROLEUM CORPORATION
                                 P. O. BOX 1330
                           HOUSTON, TEXAS 77251-1330

March 22, 1999

TO THE STOCKHOLDERS:

     You are cordially invited to attend the Annual Meeting of Stockholders of the Company. The meeting will be held in The Wyndham Hotel, Greenspoint, 12400 Greenspoint Drive, Houston, Texas, on Thursday, April 29, 1999, at 9:30 a.m.

     The Notice of the Annual Meeting and Proxy Statement, which are attached, provide information concerning the matters to be considered at the meeting. In addition, the general operations of the Company will be discussed and stockholders will be afforded the opportunity to ask questions.

     We value your opinions and encourage you to participate in this year's Annual Meeting by VOTING your proxy. You may VOTE either by telephone using the instructions on the proxy card or by signing your proxy card and returning it in the enclosed envelope.

                                            Very truly yours,

                                            /s/ ROBERT J. ALLISON, JR.

                                            ROBERT J. ALLISON, JR.
                                            Chairman, President and
                                            Chief Executive Officer

                         ANADARKO PETROLEUM CORPORATION
                                 P. O. BOX 1330
                           HOUSTON, TEXAS 77251-1330

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The Annual Meeting of Stockholders of Anadarko Petroleum Corporation will be held in The Wyndham Hotel, Greenspoint, 12400 Greenspoint Drive, Houston, Texas, on Thursday, April 29, 1999, at 9:30 a.m., for the purpose of:

     (1) electing three Directors;

     (2) approving the 1999 Stock Incentive Plan;

     (3) approving the performance criteria and amendment to the Annual Incentive Bonus Plan;

     (4) approving an amendment to the Restated Certificate of Incorporation;
         and

     (5) transacting any other business appropriate to the meeting.

RECORD DATE

     March 1, 1999, has been fixed as the record date. Holders of common stock of record at the close of business on the record date will be entitled to receive notice of and to vote at the meeting.

     Whether or not you expect to be present at the meeting, please VOTE. You may VOTE by telephone using the instructions on the proxy card or by signing your proxy card and returning it in the enclosed envelope.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ SUZANNE SUTER

                                            SUZANNE SUTER
                                            Corporate Secretary

Dated: March 22, 1999
Houston, Texas

                         ANADARKO PETROLEUM CORPORATION
                                 P. O. BOX 1330
                           HOUSTON, TEXAS 77251-1330

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 29, 1999

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, please take the time to VOTE by following the telephone voting instructions on the proxy card or completing and mailing the enclosed proxy card. A postage-prepaid envelope has been provided for your convenience if you wish to vote by mail.

     If you VOTE by mail and your proxy card is returned unsigned, your VOTE cannot be counted. If you VOTE by mail and the returned proxy card is signed and dated without indicating how you want to VOTE, your proxy will be voted as recommended by the Board of Directors.

REVOKING YOUR PROXY

     You may revoke your proxy at any time prior to the meeting by (1) sending a written statement to that effect to the Corporate Secretary of the Company; (2) submitting a valid proxy with a later date either by telephone or in writing; or
(3) voting in person at the annual meeting.

VOTE REQUIRED AND METHOD OF COUNTING VOTES

     Number of Shares Outstanding. At the close of business on the Record Date, March 1, 1999, there were 122,486,567 shares of common stock issued and outstanding of which 120,486,567 shares are entitled to vote at the meeting.

     Quorum. A quorum is present if at least a majority of the outstanding shares of common stock on the Record Date are present in person or by proxy.

     Vote Required. The following is an explanation of the vote required for each of the items to be voted on at the annual meeting.

          Item 1 -- Election of Directors. A director is elected if the number of votes cast for the director exceeds the number of votes cast against the director.

          Item 2 -- Approval of 1999 Stock Incentive Plan. Item 2 requires the affirmative vote of a majority of shares present in person or by proxy for approval. Shares represented by proxy which are marked "abstain" will have the effect of a vote against Item 2. A "broker non-vote" (when a broker does not have authority to vote on a specific issue) will have no effect on the vote.

          Item 3 -- Approval of the performance criteria and amendment to the Annual Incentive Bonus Plan. Item 3 requires the affirmative vote of a majority of shares present in person or by proxy for approval. Shares represented by proxy which are marked "abstain" will have the effect of a vote against Item 3. A "broker non-vote" will have no effect on the vote.

          Item 4 -- Approval of amendment to the Restated Certificate of Incorporation. Item 4 requires the affirmative vote of a majority of outstanding shares of common stock. Shares represented by proxy which are marked "abstain" or a "broker non-vote" will have the effect of a vote against Item 4.

                          ANADARKO BOARD OF DIRECTORS

STRUCTURE

     The Board is divided into three classes of directors for purposes of election. One class of directors is elected at each annual meeting of stockholders to serve for a three-year term.

     At the 1999 meeting, the terms of three directors are expiring. Each director elected at this annual meeting will hold office until the expiration of his term in 2002. Other directors not up for election this year will continue in office for the remainder of their term.

     If a nominee is unavailable for election, the proxies will be voted for the election of another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the meeting.

ITEM 1 -- ELECTION OF DIRECTORS

  Directors Nominated this Year for Terms Expiring in 2002

     Ronald Brown (66) -- Mr. Brown resides in Rancho Santa Fe, California. He retired as Executive Vice President of Compass Bank, Houston, Texas in 1992. Mr. Brown has been a director of the Company since 1986.

     John R. Butler, Jr. (60) -- Mr. Butler is Chairman of J. R. Butler and Company, a reservoir engineering company in Houston, Texas. He is also Chairman, President and CEO of the Houston Advanced Research Center, a 501(c)(3) corporation. Formerly, he was Chairman of the Board and Chief Executive Officer of GeoQuest International Holdings, Inc., a position he had held since 1973. Mr. Butler has been a director of the Company since 1996.

     John R. Gordon (51) -- Mr. Gordon has been President of Deltec Asset Management Corporation, a New York investment management company, since 1988. Deltec Asset Management Corporation's executive office is in New York, New York. Mr. Gordon has been a director of the Company since 1988.

  Directors up for Election in 2000

     Conrad P. Albert (53) -- Mr. Albert resides in Bedford, New York and is engaged in private investments. Mr. Albert was a director of Deep Tech International until August, 1998. He has been a director of the Company since 1986.

     Robert J. Allison, Jr. (60) -- Mr. Allison has been Chairman of the Board and Chief Executive Officer of the Company since October 1986. Mr. Allison was elected President of the Company in 1993. Mr. Allison has been a director of the Company since 1985.

     John N. Seitz (48) -- Mr. Seitz was named Executive Vice President, Exploration and Production of the Company in 1997. He was elected as Senior Vice President, Exploration in 1995 and Vice President, Exploration in 1993. He has worked for the Company since 1977. Mr. Seitz became a director of the Company in 1997.

  Directors up for Election in 2001

     Larry Barcus (61) -- Mr. Barcus is Chairman of L. G. Barcus and Sons, Inc., Kansas City, Kansas, a general contractor with operations nationwide. Mr. Barcus has been a director of the Company since 1986.

     James L. Bryan (63) -- Mr. Bryan retired as Senior Vice President of Dresser Industries, Inc., an oilfield services company with executive offices in Dallas, Texas, in 1998. He had been a Vice President of Dresser since 1990. Mr. Bryan has been a director of the Company since 1986.

BOARD MEETINGS AND COMMITTEES

     During 1998, the Board met four times. The Board also has an Executive Committee which may take action with respect to the conduct of the business of the Company between Board meetings. The Executive Committee did not meet during 1998. During 1998, each incumbent director of the Company attended all the meetings of the Board.

     The Board has an Audit Committee and Compensation and Benefits Committee. Membership on these two committees is limited to non-employee directors.

     Audit Committee. The Audit Committee met three times in 1998. The primary responsibilities of the Audit Committee are to establish and review the activities of the independent auditors and the internal auditors, review recommendations of the independent auditors and responses of management, and review the annual financial statements issued by the Company. Messrs. Albert, Barcus and Butler are members of the Audit Committee and each attended all of the committee meetings in 1998.

     Compensation and Benefits Committee. The Compensation and Benefits Committee met five times in 1998. The primary responsibilities of the Compensation and Benefits Committee are to establish base salaries and determine any bonus awards for the Company's executive officers, consider and make recommendations on executive and director compensation plans and grant stock options, restricted stock and other stock-based awards. Messrs. Brown, Bryan and Gordon are members of the Compensation and Benefits Committee and each attended all of the committee meetings in 1998.

DIRECTOR COMPENSATION

     Directors who are not employees of Anadarko receive compensation for Board and committee service. Directors who are employees of Anadarko receive no compensation for their service on the Board. The principal components of director compensation, which a director may elect to receive in cash, common stock or a combination of both are as follows:

     1. an annual board retainer of $35,000;

     2. a fee of $1,250 for each Board or committee meeting attended plus expenses related to attendance;

     3. an annual committee membership retainer of $3,000; and,

     4. an annual committee retainer of $3,000 for a committee chair.

     1998 Director Stock Plan. Under this plan, the directors may grant stock-based awards to non-employee directors. In October 1998, the directors granted each non-employee director an option to purchase 5,000 shares of common stock. The option price was the fair market value on the date of grant. The options will vest 50% one year from the date of grant and the remaining 50% two years from the date of grant. The options granted will expire 10 years from the date of grant.

     Phantom Stock Units. In January 1999, each current non-employee director received phantom stock units equal to $13,000 to be held until the director terminates service. The phantom stock units will accrue dividend equivalents until the director terminates. Directors may receive additional phantom stock units in future years.

     Director Deferred Compensation Plan. This plan was eliminated in 1990, although previously deferred amounts continue to accrue interest. Under the plan, non-employee directors could elect to defer all or part of their annual retainer. The plan provides benefit payments based upon the amount of compensation deferred, age of the director at the time the compensation was deferred and accrued interest at 20% per annum. Payments are made under the plan to the director while he is a member of the Board and upon retirement, death, disability or the attainment of age 65.

                                STOCK OWNERSHIP

     The information provided below summarizes the beneficial ownership of officers and directors of the Company and owners of more than 5% of outstanding common stock. In general, "beneficial ownership" includes those shares of common stock someone has the power to vote, sell or acquire within 60 days. It includes common stock that is held directly and also shares held indirectly through a relationship, a position as a trustee or under a contract or understanding.

DIRECTORS AND EXECUTIVE OFFICERS

     On February 26, 1999, the directors and executive officers of Anadarko beneficially owned, in the aggregate, 4,777,755 shares of Anadarko common stock (approximately 3.9% of the outstanding shares entitled to vote). Except for Mr. Allison, no director, nominee for director or officer of the Company owns or has the right to acquire more than 1% of the outstanding common stock.

                                        AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                      ---------------------------------------------
                                                             SHARES
              NAME OF                  NUMBER OF SHARES    EXERCISABLE     TOTAL
             BENEFICIAL               BENEFICIALLY OWNED     WITHIN      BENEFICIAL     PERCENT
               OWNER                         (1)             60 DAYS     OWNERSHIP      OF CLASS
             ----------               ------------------   -----------   ----------     --------
Robert J. Allison, Jr...............        432,414         1,080,000    1,512,414        1.2
John N. Seitz.......................         51,865           322,000      373,865           *
Michael E. Rose.....................         49,922           123,000      172,922           *
Charles G. Manley...................         75,446           270,000      345,446           *
William D. Sullivan.................         30,745           168,000      198,745           *
Conrad P. Albert....................         28,338            56,000       84,338           *
Larry Barcus........................         14,480            90,000      104,480           *
Ronald Brown........................          6,344            90,000       96,344(2)        *
James L. Bryan......................          9,500            90,000       99,500           *
John R. Butler, Jr..................         18,093            30,000       48,093           *
John R. Gordon......................         47,121            90,000      137,121           *
All directors and executive officers
  as a group, (22 persons)..........      1,049,755         3,728,000    4,777,755        3.9

---------------

 *  Less than one percent.

(1) This number does not include shares of common stock which the directors or officers of the Company have the right to acquire within 60 days of February 26, 1999.

(2) Mr. Brown disclaims beneficial ownership of the 100 shares held in his wife's name.

OWNERS OF MORE THAN FIVE PERCENT OF ANADARKO STOCK

     The following table shows, as of December 31, 1998, the beneficial owners of more than 5% of Anadarko common stock. This information is based on reports (Schedule 13G) filed with the Securities and Exchange Commission by each of the firms listed in the table below. If you wish, you may obtain copies of these reports from the SEC.

                                              AMOUNT AND
                                              NATURE OF
                    NAME AND ADDRESS OF       BENEFICIAL   PERCENT
TITLE OF CLASS        BENEFICIAL OWNER        OWNERSHIP    OF CLASS
--------------      -------------------       ----------   --------
Common Stock    FMR Corp.                     15,922,128    13.0%
                82 Devonshire Street
                Boston, Massachusetts 02109
Common Stock    Sonatrach                     12,120,000     9.9%
                10, rue du Sahara
                16035, Algiers, Algeria
Common Stock    Wellington Management Co LLP   8,238,200     6.7%
                75 State Street
                Boston, MA 02109
Common Stock    American Express Financial     7,558,772     6.2%
                IDS Tower 10
                Minneapolis, Minnesota 55440
Common Stock    Vanguard/Windsor Funds Inc.    6,550,100     5.3%
                P. O. Box 2600
                V37
                Valley Forge, PA 19482

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Anadarko Algeria Corporation, a wholly-owned subsidiary of the Company, has an agreement with Sonatrach, the national oil and gas enterprise of Algeria, which gives Anadarko Algeria the right to develop and produce liquid hydrocarbons in Algeria. The Company also has a minority interest in an agreement covering two additional blocks which are operated by BHP Petroleum (Algerie) Inc., where an exploration program is underway. In 1998, approximately $26,000 was paid to Sonatrach for charges related to well testing services. During 1998, $32,091,000 was received and $25,854,000 was included in accounts receivable as of December 31, 1998 from Sonatrach for joint interest billings of development costs in Algeria.

     Anadarko and its partners have a $177,000,000 engineering, procurement and construction contract with Brown & Root Condor, SPA ("BRC") for the construction of an oil production facility. Sonatrach owns 51% of BRC either directly or indirectly. In 1998, approximately $43,463,000 was paid to BRC pursuant to the agreement, which substantially completes the Company's obligations under the contract.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3 and 4 furnished to the Company during its most recent fiscal year and Forms 5 furnished to the Company with respect to its most recent fiscal year, the Company believes that all transactions by reporting persons during the most recent fiscal year and the prior fiscal year were reported on a timely basis except for those disclosed in this report. During 1998, the following reports were filed late: Mr. Allison's appointment as trustee of a trust which contains a small number of shares of Anadarko common stock; Mr. Butler's receipt of investment authority over Anadarko common stock held by certain family members; and, Mr. Brown's sale of common stock at the same time he exercised stock options.

                   COMPENSATION AND BENEFITS COMMITTEE REPORT
                         ON 1998 EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for establishing and administering the executive compensation programs of the Company. This report describes the compensation decisions made by the Compensation Committee during 1998 with respect to Anadarko's executive officers.

COMPENSATION PHILOSOPHY OF THE COMPANY

     Anadarko's executive compensation programs consist primarily of base salary, performance-based annual bonus and long-term stock incentive plans which the Company considers essential to attract, retain and reward key personnel. Collectively, these programs are designed to promote the strategic objectives that are critical to the long-term success of the Company.

     The Company utilizes an outside compensation consultant to review executive compensation and benefits programs as well as total compensation levels provided to executive officers. Anadarko's compensation programs provide executives the opportunity to earn compensation levels within the top quartile of a select peer group of oil and gas companies, to the extent that Company and executive performance on an individual and combined basis so warrants. The peer group consists of energy companies similar in business operations and size to Anadarko, some of whom are also included in the Dow Jones Oil-Secondary index used for stock price performance comparison on the Performance Graph. Not all companies included in the Dow Jones Oil-Secondary index are considered comparable with respect to analyzing executive compensation and benefits levels. The index is comprised of select energy companies representing most facets of the industry including independent oil and gas companies as well as those having integrated operations or operating in diversified industries. This index does, however, provide a meaningful comparison of total stockholder return against a consistent representation of oil and gas companies with whom Anadarko competes for investment dollars.

     In designing Anadarko's compensation programs, the Compensation Committee's primary consideration is the Company's achievement of strategic business goals that serve to enhance shareholder value. Consideration is also given to competitive practice, market economics and other factors. Section 162(m) of the Internal Revenue Code, as amended (the "Code"), limits a company's ability to deduct compensation paid in excess of $1 million during any fiscal year to the Chief Executive Officer and the next four highest paid officers, unless such compensation meets certain performance-based requirements. The Annual Incentive Bonus Plan (the "Incentive Plan") and the 1993 Stock Incentive Plan (the "1993 Plan") currently meet the performance-based requirements under section 162(m). The Compensation Committee is committed to making awards that qualify as deductible compensation under section 162(m) of the Code whenever possible. However, where granting awards is consistent with the strategic business goals of the Company, the Compensation Committee reserves the right to make awards that are non-deductible where it feels it is in the best interest of the Company.

BASE SALARY

     Anadarko structures its compensation programs to match pay with performance. Individual base salaries are determined based on a subjective evaluation considering peer company market data, the executive's performance and the length of time the executive has been in the position. Base compensation is reviewed annually by the Compensation Committee and adjusted accordingly to reflect each executive officer's contribution to the performance of the Company.

     In early 1998, the Compensation Committee reviewed the competitive market data presented by the outside consultant and elected not to increase Mr. Allison's annual base salary for the year.

ANNUAL INCENTIVE BONUS

     The Incentive Plan puts a significant portion of compensation at risk by linking potential annual compensation to the Company's achievement of specific performance goals. These goals are established by the Compensation Committee at the beginning of each calendar year and for 1998 included:

          (1) Operational criteria including comparisons of Anadarko's five-year worldwide reserve replacement measured against an internal objective and Anadarko's five-year worldwide cost of finding measured against defined performance levels based on the most recent available industry five-year worldwide cost of finding for a select group of companies;

          (2) Financial criteria of net income and cash flow, both of which were measured against internal objectives; and,

          (3) Stock performance criteria comparing Anadarko's total stockholder return for the three-year period 1996-1998 against the total stockholder return of a select group of peer companies for the same period.

     Each performance goal, including the specific criteria for such goal, is weighted based upon the relative importance of each goal as determined by the Compensation Committee.

     A bonus target, ranging up to 80% of base salary, is established for each executive officer under the Incentive Plan based upon individual position, level of responsibility and ability to impact the Company's success. Bonus targets are adjusted based on the Company's achievement of the performance goals. Individuals may receive up to 150% of their bonus target if the Company exceeds the specified goals and, conversely, a reduced bonus or no bonus payment if the Company does not attain the specified goals.

     The Company's financial performance for 1998, like others in the industry, was adversely affected by low commodity prices. However, Anadarko's operating performance for 1998 was the best in the Company's 40-year history. The Company added 274 million energy equivalent barrels (MMEEBs) of reserves, increasing total reserves 32% to 935 MMEEBs. Reserve replacement for 1998 was 581%, which resulted in the Company replacing annual production volumes for the 17th consecutive year. In addition, Anadarko continues to find quality reserves at low finding costs. Based on Anadarko's outstanding results as measured against the performance goals, the Compensation Committee approved a bonus for Mr. Allison representing 125% of his 80% bonus target. In addition to his bonus under the Incentive Plan, the Compensation Committee also awarded Mr. Allison a special bonus of $350,000 in recognition of his significant contribution to the Company's record operational success in 1998. The payment of this bonus is deferred until his retirement from the Company.

STOCK PLANS

     The Company makes certain stock-based awards under the 1993 Plan to align the interests of executive officers with those of stockholders. Additionally, Anadarko has established stock ownership guidelines for executive officers ranging from two and one-half times base salary for Vice Presidents up to five times base salary for the Chief Executive Officer.

     The Compensation Committee, listed on page 8, annually reviews competitive market data to determine appropriate stock awards based on the executive's position and the market value of the stock. In addition, the Compensation Committee considers previous stock grants when determining grant size for executive officers. Under the 1993 Plan, the Compensation Committee has made annual and multi-year grants of stock options at the fair market value of the Common Stock on the date of grant.

     In 1996, the Compensation Committee awarded a stock compensation package to Mr. Allison consisting of performance shares and a multi-year stock option grant. The combination of these awards serves to encourage and emphasize the long-term increase in stockholder value both in absolute dollars and relative to the Company's peers. As a result of the 1996 award, no stock grants were awarded to Mr. Allison in 1997 or 1998.

SUMMARY

     Anadarko's compensation strategy is to provide total compensation commensurate with the achievement of specific short-term and long-term operational, financial and strategic objectives. Accordingly, Mr. Allison's total compensation for 1998 was within the top quartile of the peer companies as a result of Anadarko's outstanding operational performance.

     The Compensation Committee believes the design of the Company's total executive compensation program provides executives the incentive to maximize long-term operational performance using sound financial controls and high standards of integrity. It is the Compensation Committee's belief that this focus will ultimately be reflected in Anadarko's stock price and stockholder return.

         Mr. Ronald Brown, Chairman
         Mr. James L. Bryan
         Mr. John R. Gordon

     The following table sets forth information with respect to the Chief Executive Officer and the four most highly compensated executive officers of the Company as to whom the total annual salary and bonus for the fiscal year ended December 31, 1998, exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                           ANNUAL COMPENSATION
                                                                     -------------------------------
                                                                                              OTHER
                                                                                             ANNUAL
                                                                                             COMPEN-
                                                                      SALARY       BONUS     SATION
          NAME                    PRINCIPAL POSITION          YEAR      ($)         ($)      ($)(1)
          ----                    ------------------          ----   ---------   ---------   -------
Robert J. Allison, Jr....  Chairman, President and Chief      1998   1,000,000   1,350,000(6)      0
                            Executive Officer
                           Chairman, President and Chief      1997   1,000,000   1,200,000   60,253
                            Executive Officer
                           Chairman, President and Chief      1996     925,000   1,110,000   53,172
                            Executive Officer
John N. Seitz............  Executive Vice President,          1998     425,000     400,000        0
                            Exploration & Production
                           Executive Vice President,          1997     387,083     325,000        0
                            Exploration & Production
                           Senior Vice President,             1996     300,000     190,000        0
                            Exploration
Michael E. Rose..........  Senior Vice President, Finance     1998     370,000     207,000        0
                           Senior Vice President, Finance     1997     350,000     186,000        0
                           Senior Vice President, Finance     1996     315,000     167,000        0
Charles G. Manley........  Senior Vice President,             1998     355,000     199,000        0
                           Administration
                           Senior Vice President,             1997     345,000     183,000        0
                            Administration
                           Senior Vice President,             1996     310,000     164,000        0
                            Administration
William D. Sullivan......  Vice President, International      1998     270,000     135,000   233,805
                            Operations
                           Vice President, Algeria            1997     250,000     113,000   126,083
                           Vice President, Algeria            1996     215,000      97,000        0

                                 LONG-TERM COMPENSATION
                           ----------------------------------
                                    AWARDS
                           ------------------------
                                        SECURITIES                 ALL
                                        UNDERLYING                OTHER
                           RESTRICTED   OPTIONS(3)/    LTIP      COMPEN-
                            STOCK(2)      SARS(4)     PAYOUTS   SATION(5)
          NAME                ($)           (#)         ($)        ($)
          ----             ----------   -----------   -------   ---------
Robert J. Allison, Jr....         0             0         0      383,013
                                  0             0         0      349,812
                                  0       960,000         0      331,687
John N. Seitz............   244,219       280,000         0      132,046
                                  0        80,000         0       83,778
                                  0        48,000         0       74,312
Michael E. Rose..........         0       186,000         0      133,789
                                  0        54,000         0       96,398
                                  0        48,000         0       97,214
Charles G. Manley........         0       186,000         0      136,515
                                  0        48,000         0      103,179
                                  0        48,000         0      105,144
William D. Sullivan......         0       128,000         0      271,850
                                  0        48,000         0      229,277
                                  0        36,000         0      106,613

---------------

(1) Represents certain perquisites, including $212,250 attributable to the net payment of taxes by the Company on Mr. Sullivan's behalf associated with his foreign assignment.

(2) As of December 31, 1998, the number of restricted shares held by each executive officer and corresponding value on December 31, 1998 was for Mr. Seitz, 7,500 shares valued at $231,563. The restricted stock awarded to Mr. Seitz in 1998 vests 25% per year each October 29th beginning in 1999. Dividends will be paid on unvested shares.

(3)  Adjusted for 2-for-1 stock split, effective July 1, 1998.

(4)  No SARs are outstanding.

(5) This column includes (a) Company contributions to the Anadarko Employee Savings Plan and Savings Restoration Plan; (b) interest earned above 120% of the applicable federal rate on deferred compensation under the Executive Deferred Compensation Plan; (c) payments under the Annual Override Bonus Plan ("ORRI"); (d) the value of Company paid split-dollar insurance; and
     (e) a one-time cash settlement attributable to the elimination of company provided vehicles. The 1998 amounts for items (a), (b), (c), (d) and (e) for each of the individuals named in the table are for Mr. Allison, $132,000, $57,288, $48,174, $100,551 and $45,000; Mr. Seitz, $45,000,
     $9,761, $12,415, $29,870 and $35,000; Mr. Rose, $33,360, $24,604, $10,329,
     $30,496 and $35,000; Mr. Manley, $32,280, $26,357, $10,598, $32,280 and
     $35,000; Mr. Sullivan, $22,980, $0, $7,590, $14,340 and $28,000,
     respectively. In addition, Mr. Sullivan's amount includes $198,940 applicable to foreign service and relocation payments associated with his foreign service assignment. No deferrals have been made under the Executive Deferred Compensation Plan since 1990. Grants under the ORRI were discontinued after 1986; however, awards that were previously made will continue to produce payments to recipients in accordance with the provisions of the plan.

(6) Includes $1,000,000 paid under the Incentive Plan for 1998 performance and a special bonus of $350,000, the payment of which is deferred until Mr. Allison's retirement from the Company.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                  INDIVIDUAL GRANTS
                       ---------------------------------------                   POTENTIAL REALIZABLE VALUE
                         NUMBER OF      % OF TOTAL                                AT ASSUMED ANNUAL RATES
                        SECURITIES     OPTIONS/SARS   EXERCISE                  OF STOCK PRICE APPRECIATION
                        UNDERLYING      GRANTED TO    OR BASE                        FOR OPTION TERM(3)
                       OPTIONS/SARS    EMPLOYEES IN   PRICE(2)   EXPIRATION   --------------------------------
        NAME           GRANTED(#)(1)   FISCAL YEAR     ($/SH)       DATE      0%($)     5%($)        10%($)
---------------------  -------------   ------------   --------   ----------   -----   ----------   -----------
Robert J. Allison,
  Jr.................           0             0%          N/A         N/A      $0     $        0   $         0
John N. Seitz........     280,000(4)       12.5%      $35.938      4/3/08      $0     $6,328,252   $16,037,034
Michael E. Rose......     186,000(4)        8.3%      $35.938      4/3/08      $0     $4,203,768   $10,653,172
Charles G. Manley....     186,000(4)        8.3%      $35.938      4/3/08      $0     $4,203,768   $10,653,172
William D.
  Sullivan...........     128,000(4)        5.7%      $35.938      4/3/08      $0     $2,892,915   $ 7,331,215

---------------

(1)  No SARs were granted in 1998.

(2) The exercise price equals the fair market value of the common stock on the date of grant.

(3) The dollar amounts under these columns are the results of calculation at 0% and at the 5% and 10% rates set by the SEC and are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatility factors.

(4) Stock options granted on April 3, 1998 were granted under the Company's 1993 Stock Incentive Plan. The options become fully exercisable on April 3, 2002. In the event of a "Change of Control", any outstanding options will automatically vest. The Board may also take any one or more of the following actions: (i) provide for the purchase of any outstanding awards by the Company; (ii) make adjustments to any outstanding awards; or (iii) allow for the substitution of any outstanding awards by the acquiring company's stock.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                  SHARES                 NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                 ACQUIRED               UNDERLYING UNEXERCISED            IN-THE-MONEY
                                    ON       VALUE          OPTIONS/SARS AT             OPTIONS/SARS AT
                                 EXERCISE   REALIZED      FISCAL YEAR-END(#)           FISCAL YEAR-END($)
             NAME                  (#)        ($)      EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE*
             ----                --------   --------   -------------------------   --------------------------
Robert J. Allison, Jr..........   40,000    $803,125        960,000/600,000          $7,728,750/$2,193,750
John N. Seitz..................    8,000    $182,783        322,000/320,000          $2,666,625/$        0
Michael E. Rose................   48,000    $727,750        123,000/213,000          $  328,500/$        0
Charles G. Manley..............        0    $      0        270,000/210,000          $1,941,375/$        0
William D. Sullivan............        0    $      0        168,000/152,000          $  875,250/$        0

---------------

* Computed based upon the difference between aggregate fair market value on December 31, 1998 ($30.84375 per share) and aggregate exercise price.

                               PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's common stock to the S&P 500 Index and to the Dow Jones Oil -- Secondary Index for the last five years. The graph assumes that the value of the investment in the Company's common stock and each index was $100 at December 31, 1993 and that all dividends were reinvested.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

     ANADARKO PETROLEUM CORPORATION, DOW JONES OIL -- SECONDARY AND S&P 500 [PERFORMANCE GRAPH]

                                                      ANADARKO         DOW JONES
               MEASUREMENT PERIOD                    PETROLEUM           OIL -            S&P 500
             (FISCAL YEAR COVERED)                  CORPORATION        SECONDARY           INDEX
1993                                                           100               100               100
1994                                                            85                97               101
1995                                                           121               112               139
1996                                                           145               138               171
1997                                                           137               147               229
1998                                                           140               107               294

Assumes $100 Invested on December 31, 1993.

*Total Return Assumes Reinvestment of Dividends

Total Return Data Provided by S&P's Compustat Services, Inc. and Dow Jones & Company Inc.

                               PENSION PLAN TABLE

     The Company has a defined benefit retirement plan covering all United States employees that does not require employee contributions. The Retirement Plan provides benefits based on a length of service and a final average pay formula. For this purpose, "pay" generally includes the amounts shown in the Salary and Bonus columns of the Summary Compensation Table. The following table shows the estimated single life annuity payable annually at normal retirement in specified remuneration and years-of-service classifications, based on the benefit formula in effect on December 31, 1998.

                                                  YEARS OF SERVICE
                            ------------------------------------------------------------
REMUNERATION                   15          20           25           30           35
------------                --------   ----------   ----------   ----------   ----------
$ 400,000.................  $106,000   $  142,000   $  177,000   $  212,000   $  248,000
   500,000................   133,000      178,000      222,000      266,000      311,000
   600,000................   160,000      214,000      267,000      320,000      374,000
   700,000................   187,000      250,000      312,000      374,000      437,000
   800,000................   214,000      286,000      357,000      428,000      500,000
   900,000................   241,000      322,000      402,000      482,000      563,000
 1,000,000................   268,000      358,000      447,000      536,000      626,000
 1,100,000................   295,000      394,000      492,000      590,000      689,000
 1,200,000................   322,000      430,000      537,000      644,000      752,000
 1,300,000................   349,000      466,000      582,000      698,000      815,000
 1,400,000................   376,000      502,000      627,000      752,000      878,000
 1,500,000................   403,000      538,000      672,000      806,000      941,000
 1,600,000................   430,000      574,000      717,000      860,000    1,004,000
 1,700,000................   457,000      610,000      762,000      914,000    1,067,000
 1,800,000................   484,000      646,000      807,000      968,000    1,130,000
 1,900,000................   511,000      682,000      852,000    1,022,000    1,193,000
 2,000,000................   538,000      718,000      897,000    1,076,000    1,256,000
 2,100,000................   565,000      754,000      942,000    1,130,000    1,319,000
 2,200,000................   592,000      790,000      987,000    1,184,000    1,382,000
 2,300,000................   619,000      826,000    1,032,000    1,238,000    1,445,000
 2,400,000................   646,000      862,000    1,077,000    1,292,000    1,508,000
 2,500,000................   673,000      898,000    1,122,000    1,346,000    1,571,000
 2,600,000................   702,000      936,000    1,170,000    1,404,000    1,638,000
 2,700,000................   729,000      972,000    1,215,000    1,458,000    1,701,000
 2,800,000................   756,000    1,008,000    1,260,000    1,512,000    1,764,000
 2,900,000................   783,000    1,044,000    1,305,000    1,566,000    1,827,000
 3,000,000................   810,000    1,080,000    1,350,000    1,620,000    1,890,000

     Messrs. Allison, Seitz, Rose, Manley, and Sullivan, respectively, have 25, 21, 21, 25 and 17 years of accrued service under the Plan. An employee becomes vested in his benefit under the Retirement Plan at completion of five years of vesting service, as defined in the Retirement Plan.

     A portion of the benefits shown in the table may be paid from the Company's supplementary retirement plan, rather than from the Retirement Plan, due to limitations imposed by the Code, which restricts the amount of benefits payable under tax-qualified plans.

     At the end of 1998, Anadarko entered in to an agreement with Mr. Allison pursuant to which Mr. Allison relinquished $5.7 million of his supplemental pension benefit in exchange for a term life insurance policy. Anadarko paid $4.5 million to purchase the policy. The annual cost of the term life insurance available to Mr. Allison under the policy would normally be reflected in the "All Other Compensation" column of the Summary Compensation Table. However, there was no income imputed to Mr. Allison for 1998 with respect to this policy. Upon the death of both Mr. and Mrs. Allison, their beneficiaries will receive the term life insurance proceeds, and Anadarko will receive cash under the policy sufficient to compensate the Company for the premium paid. The balance of the proceeds, if any, will be paid to Mr. and Mrs. Allison's designees.

                         CHANGE OF CONTROL ARRANGEMENTS

     The Company has Key Employee Change of Control Contracts (the "Severance Contracts") with all current executive officers. The Severance Contracts provide that in the event of a Change of Control, as defined in the Severance Contracts, the executives will receive certain benefits in the event of the termination of their employment within three years of the effective date of the Change of Control. If termination of employment is (i) by the Company other than for cause, (ii) by the executive for good reason (as defined in the Severance Contracts), or (iii) by the executive without good reason during a window period (as defined in the Severance Contracts) benefits payable under the terms of the Severance Contracts include a lump-sum cash payment equal to (i) sum of earned but unpaid base salary plus pro-rata bonus (based on the higher of the (A) highest annual bonus earned by the executive in the three fiscal years prior to the Change of Control and (B) the annual bonus paid or payable for the most recently completed fiscal year following the Change of Control (the "Annual Bonus") plus accrued unpaid vacation pay; (ii) 2.9 times the sum of the executive's annual base salary and the Annual Bonus; (iii) the Company matching contributions which would have been made on the executive's behalf had he continued to participate in the Anadarko Employee Savings Plan and the Savings Restoration Plan for up to an additional three years; (iv) the value of any investments credited to the executive under the Savings Restoration Plan; (v) the present value of the accrued retirement benefit under the Retirement Restoration Plan and the additional retirement benefit under the Retirement Plan and the Retirement Restoration Plan which would have been accrued had the executive continued service for up to three additional years; and, (vi) the present value of the amounts of deferred compensation and interest, if any, which would have been received had the executive continued service through age
65. In addition, the Severance Contracts provide for a continuation of various health care, disability and life insurance plans and financial counseling for a period of up to three years, outplacement services and the payment of all legal fees and expenses incurred by the executive in obtaining or enforcing any right or benefit provided by the Severance Contracts. In addition, the Severance Contracts provide that the executive is entitled to receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under section 4999 of the Code. In consideration of these benefits, the executive agrees in the event a person or organization seeks to effect a Change of Control not to leave the employ of the Company and to render services commensurate with his position until the person or organization has abandoned or terminated the effort or the Change of Control has occurred and the executive experiences a termination that qualifies him for benefits under the Severance Contract. The executive also agrees to retain, in confidence, any and all confidential information known to him concerning the Company and its business so long as the information is not otherwise publicly disclosed. No amounts have been paid under the Severance Contracts.

     The Change of Control Severance Pay Plan (the "Severance Plan") covers all of the Company employees who are not covered by the Severance Contracts. The Severance Plan provides that, in the event of a Change of Control, as defined in the Severance Plan, employees will have certain benefits provided to them in the event of the termination of their employment within three years after the effective date of the Change of Control. Benefits under the Severance Plan are provided unless termination of employment is (i) because of disability or retirement, (ii) for cause, or (iii) due to a qualified sale of business. The Severance Plan provides benefits that include a lump sum cash payment based on salary and years of service ranging from a minimum of three months salary to a maximum of two years salary; and a continuation of the employee's medical, dental and life insurance for six months. No amounts have been paid under the Severance Plan.

     Under the 1993 Stock Incentive Plan in the event of a Change of Control, any outstanding options will automatically vest and restrictions on restricted stock shall lapse. The Board may also take any one or more of the following actions: (i) provide for the purchase of any outstanding awards by the Company;
(ii) make adjustments to any outstanding awards; or (iii) allow for the substitution of any outstanding awards by the acquiring company's stock. In the event of a Change of Control, under the terms of the 1987 Stock Option Plan, all outstanding options shall be surrendered to the Company and the optionee shall receive a cash payment in an amount equal to the number of shares of common stock subject to the options multiplied by the difference between the fair market value of a share of common stock on the date determined to be the date of cancellation and surrender of the options and the option price. The Board also has the ability to substitute common stock for the cash payment under the 1987 Stock Option Plan.

     Under the 1999 Stock Incentive Plan in the event of a Change of Control, any outstanding option, stock appreciation award, restricted stock award and performance award (unless otherwise provided in the award agreement) will automatically vest. The Board may also take any one or more of the following actions: (i) provide for the purchase of any outstanding awards by the Company;
(ii) make adjustments to any outstanding awards; or (iii) allow for the substitution of awards relating to an acquiring company's stock for any outstanding awards.

     ITEM 2 -- APPROVAL OF 1999 STOCK INCENTIVE PLAN. The directors approved this plan on January 28, 1999, subject to stockholder approval at this meeting. The key provisions of the plan are summarized below. See Appendix A for the full text of the 1999 Stock Incentive Plan.

SUMMARY OF 1999 STOCK INCENTIVE PLAN

     Purpose and Eligibility. The purpose of the Plan is to promote the interests of the Company and its stockholders by (i) attracting and retaining employees; (ii) motivating employees by means of performance-related incentives to achieve longer-range performance goals; and (iii) enabling employees to participate in the long-term growth and financial success of the Company. At the discretion of the Compensation and Benefits Committee, any employee of the Company or its affiliates may be granted an award under the Plan.

     Administration. The Plan will be administered by the Compensation and Benefits Committee. The Compensation and Benefits Committee will select the employees who will receive awards, determine the type and terms of awards to be granted, including the amount of each award, the times at which each award shall be exercisable or vested, and the performance goals, if any, that may apply with respect to each award and take any other action the Compensation and Benefits Committee deems necessary or desirable for the administration of the Plan. The Compensation and Benefits Committee cannot reprice options.

     Plan Amendment and Termination. The Compensation and Benefits Committee may terminate or amend the Plan, at any time. However, the Committee (i) cannot increase the number of shares authorized under the Plan, (ii) grant options and/or stock appreciation rights at less than fair market value on the date of original grant except adjustments to prevent dilution or enlargement of the benefits under the Plan; (iii) permit a change in the class of employees eligible to receive Awards or (iv) materially increase the benefits under the Plan without stockholder approval.

     Shares Available Under the Plan. A total of 4,000,000 shares of common stock are authorized for issuance under the Plan. Of this amount, a maximum of 800,000 shares may be granted as restricted stock. To the extent awards are intended to qualify as performance-based compensation under section 162(m) of the Code the following additional limitations are imposed under the Plan: (i) no more than an aggregate of 1,500,000 shares may be granted as options and/or stock appreciation rights to any one individual over the term of the Plan; (ii) no more than an aggregate of 500,000 shares may be granted as Restricted Stock to any one individual over a performance period; and (iii) the maximum aggregate shares that may be granted as a performance award to any one individual over a performance period shall be 300,000 shares. The share limitations may be adjusted as a result of action by the Board that affects Anadarko's common stock or if an adjustment is determined to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended under the Plan.

     Types of Awards. Stock options, stock appreciation rights, restricted stock, performance awards and stock compensation may be granted under the Plan.

          Stock Options. The option exercise price for stock options cannot be less than 100% of fair market value of a share of common stock at the time the option is granted. The Compensation and Benefits Committee shall determine the form in which payment of the exercise price may be made.

          Stock Appreciation Rights. The grant price for a stock appreciation right cannot be less than 100% of fair market value of a share of common stock on the date of grant or on the date of original grant of any related award.

          Restricted Stock. Restricted stock may not vest until the restrictions expire or performance criteria associated with the award are met. An employee receiving a restricted stock award shall have the right to vote the shares and receive any cash dividends during the restricted period.

          Performance Award. The Compensation and Benefits Committee may grant performance awards which shall consist of a right to receive common stock based upon the achievement of certain performance goals. The performance goals shall be based on one or more of the following criteria as determined by the Committee: (i) the Company's total shareholder return compared to peer companies' total shareholder return; (ii) cost of finding of energy equivalent barrels; (iii) reserve replacement; (iv) production; (v) reserves; (vi) cash flow; and, (vii) net income.

          Stock Compensation. The Compensation and Benefits Committee shall have the authority to make an award in lieu of all or a portion of the cash compensation payable under any compensation program of the Company. The number and type of shares distributed, as well as the terms and conditions of any stock compensation, shall be determined by the Compensation and Benefits Committee.

          Performance Criteria. The vesting of restricted stock and performance awards may be subject to the attainment of performance goals established by the Compensation and Benefits Committee based on one or more of the following criteria: (i) the Company's total stockholder return compared to peer companies' total stockholder return; (ii) cost of finding; (iii) reserve replacement; (iv) production; (v) reserves; (vi) cash flow; and,
     (vii) net income.

          Change of Control. In the event of a Change of Control, any outstanding option, stock appreciation award, restricted stock award and performance award (unless otherwise provided in the award agreement) will automatically vest. The Board may also take any one or more of the following actions: (i) provide for the purchase of any outstanding awards by the Company; (ii) make adjustments to any outstanding awards; or (iii) allow for the substitution of awards relating to an acquiring company's stock for any outstanding awards.

          Federal Income Tax Consequences Relating to Options. At the discretion of the Compensation and Benefits Committee, an option granted under the Plan may take the form of either an "incentive stock option," which is intended to qualify for favorable tax treatment under section 421 of the Code, or a "nonqualified stock option," which is not intended to qualify for this tax treatment. With respect to an incentive stock option, an optionee generally will not recognize taxable income upon grant or exercise of the option and the Company will not be entitled to any business expense deduction with respect to the grant or exercise of the option. If the optionee has held the shares acquired upon exercise of an incentive stock option for at least two years after the date of grant and for at least one year after the date of exercise, upon disposition of the shares by the optionee, the difference, if any, between the sales price of the shares and the exercise price of the option will be treated as long-term capital gain or loss. If the optionee does not satisfy these holding period requirements, the optionee will recognize ordinary income at the time of the disposition of the shares, generally in an amount equal to the excess of the fair market value of the shares at the time the option was exercised over the exercise price of the option. The balance of gain realized, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised. If the optionee sells the shares prior to the satisfaction of the holding period requirements but at a price below the fair market value of the shares at the time the option was exercised, the amount of ordinary income will be limited to the excess of the amount realized on the sale over the exercise price of the option. The Company and its subsidiaries will be allowed a business expense deduction to the extent the optionee recognizes ordinary income.

          In general, an optionee to whom a nonqualified stock option is granted will recognize no income at the time of the grant of the option. Upon exercise of a nonqualified stock option, an optionee will recognize ordinary income in an amount equal to the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price of the option. The Company generally will be entitled to a business expense deduction in the same amount and at the same time as the optionee recognizes ordinary income.

          New Plan Benefits. No grants have been made to any executive officer under the 1999 Plan at this time.

             YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 2

     ITEM 3 -- APPROVAL OF THE PERFORMANCE CRITERIA UNDER AND AMENDMENT TO THE ANNUAL INCENTIVE BONUS PLAN. In the Revenue Reconciliation Act of 1993, Congress enacted section 162(m) of the Code which limits to $1 million per year the tax deduction available to public companies paid to certain employees, subject to exceptions for "performance-based" compensation. In 1994, the stockholders approved the Incentive Plan and the material terms of the performance goals established at that time. As a result of that approval, bonuses paid under the Incentive Plan met the requirements of section 162(m). To continue to meet section 162(m) requirements, stockholders must approve the performance criteria at least every five years and any changes to the maximum amount permitted to be paid to any individual under the Incentive Plan. The performance criteria is stated below. The Board approved an amendment to the Incentive Plan, subject to stockholder approval, which increased the maximum bonus amount that could be paid to any individual for any calendar year under the Incentive Plan to $3 million.

     Below is a summary of the key provisions of the Incentive Plan. See Appendix B for a full text of the Incentive Plan.

     Administration. The Incentive Plan is administered by the Compensation and Benefits Committee. The Compensation and Benefits Committee designates the employees eligible to receive bonuses and determines the performance objectives, bonus amounts and how and when bonuses will be paid.

     Performance Criteria. For each calendar year, the Compensation and Benefits Committee establishes, in writing, the performance goals, the specific performance criteria and the performance target or range of targets to measure satisfaction of the performance goals. One or more of the following performance criteria will be used to establish the performance goals: (i) cost of finding of energy equivalent barrels; (ii) reserve replacement; (iii) cash flow; (iv) net income; and/or (v) stock price performance.

     Limitation of Bonus Amount. In no event will a bonus be paid to any individual for any calendar year in excess of $3 million under the Incentive Plan.

     Termination of Employment. The Compensation and Benefits Committee may pay the bonus to the employee or his beneficiary if the employee terminates employment with the Company for any reason prior to the date a bonus is paid. The amount of any such bonus payment will be at the discretion of the Compensation and Benefits Committee.

     Plan Termination or Amendment. The Board may amend or terminate the Incentive Plan at any time.

             YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 3

     ITEM 4 -- APPROVAL OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION. Article Fourth of the Company's Restated Certificate of Incorporation currently establishes the Company's authorized capital stock at 200,000,000 shares of common stock and 2,000,000 shares of preferred stock. In 1998, the Board declared a stock split by way of a stock dividend which did not increase the authorized common stock. The Board is now recommending an amendment to increase the number of authorized shares of common stock to 300,000,000. No change is being proposed to the number of authorized shares of preferred stock.

     The rights of additional authorized shares would be identical to shares now authorized. Although the authorization would not, in itself, have any effect on your rights as a stockholder, issuance of additional shares for other than a stock split or dividend could have a dilutive effect on earnings per share. The increase in the authorized shares is not intended as an anti-takeover measure, however, the additional shares could be used to make any attempt to gain control of the Company more difficult. This proposal is not in response to any known effort to obtain control of the Company.

     As of December 31, 1998, Anadarko had 200,000,000 shares of authorized common stock, of which 122,432,692 were issued and outstanding and 120,432,692 were entitled to vote. In addition, there were 11,051,370 shares reserved for issuance under various Company stock plans. While Anadarko does not have any current plans to issue additional shares of common stock, other than under previously authorized benefit and compensation plans and the Dividend Reinvestment and Stock Purchase Plan, the amendment would enhance the Board's flexibility in possible future actions, such as stock splits, stock dividends, acquisitions, raising equity capital and other corporate activities involving common stock.

     If approved, the amendment would allow the Board to authorize the issuance of additional shares up to the new maximum without further stockholder approval, unless approval is required under applicable law or NYSE regulations.

             YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 4

                              INDEPENDENT AUDITORS

     KPMG LLP served as the Company's independent auditors during 1998 and was appointed by the Board to serve in that capacity for 1999. Representatives of KPMG LLP will be present at the meeting to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

     It is not expected that any other matters will come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

                             STOCKHOLDER PROPOSALS

     An eligible stockholder who wants to have a qualified proposal considered for inclusion in the proxy statement for the 2000 Annual Meeting must notify the Corporate Secretary of the Company. The proposal must be received no later than November 24, 1999.

                               PROXY SOLICITATION

     The Company pays for the cost of preparing, assembling and mailing the material in connection with the solicitation of proxies. It is expected that the solicitation of proxies will be primarily by mail but solicitations may also be made personally or by telephone or telegraph by officers and other employees of the Company without additional compensation. Anadarko pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. In addition, the Company has engaged ChaseMellon Shareholder Services, L.L.C. to assist in the solicitation of proxies for this Annual Meeting at an estimated fee of $9,500 plus disbursements.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ SUZANNE SUTER

                                            SUZANNE SUTER
                                            Corporate Secretary

Dated: March 22, 1999
Houston, Texas

SEE ENCLOSED PROXY CARD -- PLEASE VOTE PROMPTLY.

                                                                      APPENDIX A
                         ANADARKO PETROLEUM CORPORATION

                           1999 STOCK INCENTIVE PLAN

                                JANUARY 1, 1999

SECTION 1. Purpose.

     The purpose of the 1999 Stock Incentive Plan is to promote the interests of Anadarko Petroleum Corporation and its stockholders by (i) attracting and retaining employees of the Company and its affiliates; (ii) motivating such employees by means of performance-related incentives to achieve longer-range performance goals; and (iii) enabling such employees to participate in the long-term growth and financial success of the Company.

SECTION 2. Definitions.

     As used in the Plan, the following terms shall have the meanings set forth below:

          "Affiliate" shall mean (i) any entity that, directly or through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

          "Award" shall mean any Option, Stock Appreciation Right, Restricted Stock, Performance Award or Stock Compensation.

          "Award Agreement" shall mean any agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

          "Board" shall mean the Board of Directors of the Company.

          "Change of Control" shall have the meaning set forth in Section 8.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          "Committee" shall mean the Compensation and Benefits Committee of the Board.

          "Company" shall mean Anadarko Petroleum Corporation, a Delaware corporation.

          "Employee" shall mean any employee of the Company or any Affiliate.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Exercise Price" shall mean the price determined under Section
     6(a)(i).

          "Fair Market Value" shall mean, as of any given date, the mean between the highest and lowest reported sales prices of a Share on the New York Stock Exchange Composite Tape.

          "Incentive Stock Option" shall mean an option granted under Section 6(a) that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

          "Mature Shares" shall mean Shares held by a Participant for a period of at least six months.

          "Non-Qualified Stock Option" shall mean an option granted under
     Section 6(a) that is not intended to be an Incentive Stock Option.

          "Option" shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

          "Participant" shall mean any Employee granted an Award under the Plan.

          "Performance Award" shall mean any right granted under Section 6(d).

          "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

          "Plan" shall mean the 1999 Stock Incentive Plan.

          "Restricted Stock" shall mean any Share, prior to the lapse of restrictions thereon, granted under Section 6(c).

          "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

          "Shares" shall mean the common shares of the Company, $0.10 par value.

          "Stock Appreciation Right" shall mean any right granted under Section 6(b).

          "Stock Compensation" shall mean any right granted under Section 6(e).

SECTION 3. Administration.

     The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to:

          (i) designate Participants;

          (ii) determine the type or types of Awards to be granted to a Participant;

          (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards;

          (iv) determine the terms and conditions of any Award;

          (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or cancelled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, cancelled, forfeited, or suspended;

          (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee;

          (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;

          (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

          (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

     Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any shareholder and any Employee.

     Notwithstanding the foregoing, the Committee is not authorized to reprice or cancel and reissue Options.

SECTION 4. Shares Available for and Limitations of Awards.

     (a) Shares Available. Subject to the specified limitations and adjustment as provided in this Section 4:

          (i) The maximum number of Shares with respect to Awards, which may be granted as specified in Section 6 of the Plan, shall be 4,000,000.

          (ii) The maximum aggregate number of Shares that may be granted as Restricted Stock shall be 800,000 Shares.

     The Committee shall determine the appropriate methodology for calculating the number of Shares issued pursuant to the Plan.

     If, after the effective date of the Plan, any Shares covered by an Award granted under the Plan, or to which such an Award relates, are forfeited, or if an Award otherwise terminates or is cancelled without the delivery of Shares or of other consideration, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, to the extent of any such forfeiture, termination or cancellation, shall again be, or shall become Shares with respect to which Awards may be granted. In the event that any Option or other Award granted hereunder is exercised through the delivery of Shares, the number of Shares available for Awards under the Plan shall be increased by the number of Shares surrendered.

     (b) Section 162(m) Requirements. To the extent Awards are intended to qualify as performance-based compensation under Section 162(m) of the Code, the following additional limitations are imposed under the Plan, subject to adjustments as provided in this Section 4.

          (i) The maximum aggregate number of Shares that may be granted as Options and Stock Appreciation Rights to any one individual over the term of the Plan shall be 1,500,000 Shares.

          (ii) The maximum aggregate number of Shares that may be granted as Restricted Stock Awards to any one individual over a performance period shall be 500,000 Shares.

          (iii) The maximum aggregate number of Shares that may be granted as Performance Awards to any one individual over a performance period shall be 300,000 Shares.

     (c) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or treasury Shares.

     (d) Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted,
(ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

SECTION 5. Eligibility.

     Any Employee of the Company shall be eligible to be designated a Participant.

SECTION 6.  Awards.

     (a) Options. The Committee shall have authority to award Options subject to the following terms and conditions and such additional terms and conditions as the Committee shall determine are not inconsistent with the provisions of the Plan.

          (i) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee at the time each Option is granted; provided, however, that the purchase price per Share shall not be less than 100% of Fair Market Value on the date of grant, except in the case of Options that are granted in assumption of, or in substitution for, outstanding awards previously granted by (i) a company acquired by the Company or one or more of its Affiliates, or (ii) a company with which the Company or one or more of its Affiliates combines.

          (ii) Time and Method of Exercise. Options shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee.

          (iii) Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 6 shall be subject to the following:

             (A) The full Exercise Price for Shares purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in subsection (C) below, payment may be made as soon as practicable after the exercise).

             (B) The Exercise Price shall be payable in cash or by tendering Mature Shares (by either actual delivery of Mature Shares or by attestation, with such Shares valued at Fair Market Value as of the day of exercise), or in any combination thereof, as determined by the Committee.

             (C) The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by authorizing a third party to sell Shares (or a sufficient portion of the Shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

          (iv) Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of
     Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder.

     (b) Stock Appreciation Rights. The Committee shall have authority to award Stock Appreciation Rights which shall consist of a right to receive the excess of the Fair Market Value over the Exercise Price. Subject to the following conditions, a Stock Appreciation Right may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award. A Stock Appreciation Right granted in tandem with or in addition to another Award may be granted either at the same time as such other Award or at a later time.

          (i) Grant Price. The grant price of a Stock Appreciation Right shall be determined by the Committee; provided, however, that the grant price shall not be less than 100% of Fair Market Value on the date of grant or on the date of original grant of any related Award, except in case of Awards granted in assumption of, or in substitution for, outstanding awards previously granted by (i) a company acquired by the Company or one or more of its Affiliates, or (ii) a company with which the Company or one or more of its Affiliates combines.

          (ii) Other Terms and Conditions. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

     (c) Restricted Stock. The Committee shall have authority to award Restricted Stock subject to such conditions, restrictions and contingencies as the Committee shall determine, including but not limited to the following terms and conditions.

          (i) Dividends. Unless otherwise determined by the Committee, Restricted Stock Awards shall provide for the payment of dividends during the Restricted Period. Dividends paid on Restricted Stock may be paid directly to the Participant, may be subject to risk of forfeiture and/or transfer restrictions during any period established by the Committee, all as determined by the Committee in its discretion.

          (ii) Registration. Any Restricted Stock may be evidenced in such manner, as the Committee shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

     Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the holder of Restricted Stock promptly after the applicable restrictions have lapsed or otherwise been satisfied.

          (iii) Transfer Restrictions. During the applicable restriction period, Restricted Stock will be subject to the limitations on transfer as provided in Section 6(f)(iii).

          (iv) Performance Based. The Committee may, subject to the terms of the Plan, establish at the time a Restricted Stock Award is granted the performance period, the performance goals pursuant to which the restrictions on the Restricted Stock Award will lapse and establish the schedule or schedules setting forth the portion of the Restricted Stock Award which will be earned or forfeited based on the degree of achievement, or lack thereof, of the performance goals at the end of the relevant performance period. The performance goals shall be based on one or more of the following criteria as determined by the Committee: (i) the Company's total shareholder return compared to peer companies' total shareholder return; (ii) cost of finding; (iii) reserve replacement; (iv) production;
     (v) reserves; (vi) cash flow; and, (vii) net income. During any performance period, the Committee shall have authority to adjust the performance goals in such manner as the Committee, in its sole discretion, deems appropriate with respect to such performance period.

          (v) Vesting. Non-performance based Restricted Stock Awards will not be 100% vested prior to three years from the date of grant. Performance based Restricted Stock Awards will not vest prior to one year from the date of grant.

     (d) Performance Awards. The Committee shall have authority to grant Performance Awards, which shall consist of a right denominated or payable in Shares and shall confer on the holder thereof compensation rights based upon the achievement of performance goals.

          (i) Terms and Conditions. Subject to the terms of the Plan, the Committee shall establish at the time a Performance Award is granted the performance period (which shall not be less than one year), the performance goals pursuant to which a Participant may earn and be entitled to a payment under such Performance Award and establish the schedule or schedules setting forth the portion of the Performance Award which will be earned or forfeited based on the degree of achievement, or lack thereof, of the performance goals at the end of the relevant performance period. The performance goals shall be based on one or more of the following criteria as determined by the Committee: (i) the Company's total shareholder return compared to peer companies' total shareholder return; (ii) cost of finding;
     (iii) reserve replacement; (iv) production; (v) reserves; (vi) cash flow; and (vii) net income. During any performance period, the Committee shall have authority to adjust the performance goals in such manner as the Committee, in its sole discretion, deems appropriate with respect to such performance period.

          (ii) Payment of Performance Awards. Performance Award compensation payments may be paid in a lump sum or in installments, in cash, Shares or in any combination thereof, following the close of the performance period or, in accordance with procedures established by the Committee, on a deferred basis.

     (e) Stock Compensation. The Committee shall have authority to make an Award in lieu of all or a portion of the cash compensation payable under any compensation program of the Company. The number and type of Shares to be distributed, as well as the terms and conditions of any such Awards, shall be determined by the Committee.

     (f) General.

          (i) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

          (ii) Forms of Payment by Company Under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments.

          (iii) Limits on Transfer of Awards.

             (A) Each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant's lifetime, or, if permissible under applicable law, by the Participant's guardian or legal representative or by a transferee receiving such Award pursuant to a qualified domestic relations order (a "QDRO") as determined by the Committee.

             (B) Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the participant by will or by the laws of descent and distribution.

          (iv) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, that in no event shall the term of any Incentive Stock Option exceed a period of ten years from the date of its grant.

          (v) Share Certificates. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

          (vi) Consideration for Grants. Awards may be granted for no cash consideration or for such consideration as the Committee determines including, without limitation, such minimal cash consideration as may be required by applicable law.

          (vii) Delivery of Mature Shares or other Securities and Payment by Participant of Consideration. No Shares or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid is received by the Company pursuant to the Plan or the applicable Award Agreement. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, Mature Shares, other securities, other Awards or other property, or any combination thereof; provided that the combined value, as determined by the Committee, of all cash and cash equivalents and the Fair Market Value of any such Shares or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid pursuant to the Plan or the applicable Award Agreement to the Company.

SECTION 7. Amendment and Termination.

     Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

     (a) Amendments to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any shareholder, Participant, other holder or beneficiary of an Award, or other Person; provided that notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company no such amendment, alteration, suspension, discontinuation, or termination shall be made that would:

          (i) increase the total number of Shares available for Awards under the Plan, except as provided in Section 4(d);

          (ii) permit Awards encompassing rights to purchase Shares to be granted with per Share grant, exercise or purchase prices of less than the Fair Market Value of a Share on the date of grant thereof, except as otherwise permitted under Section 6;

          (iii) permit a change in the class of employees eligible to receive Awards; or

          (iv) materially increase the benefits accruing to Participants under the Plan.

     (b) Amendments to Awards. The Committee may amend any Award theretofore granted, provided no change in any Award shall reduce the benefit to Participant without the consent of such Participant. Notwithstanding the foregoing, the Committee is not authorized to reprice or cancel and reissue Options.

     (c) Adjustment of Awards. The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(d)) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

SECTION 8. Change of Control.

     (a) Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control and as of the date such Change of Control is determined to have occurred:

          (i) Any Options and Stock Appreciation Rights outstanding as of the date of the Change of Control, and which are not then exercisable and vested, shall become fully exercisable and vested.

          (ii) The restrictions applicable to any Restricted Stock Award as of the date of the Change of Control which is not performance based shall lapse and such Restricted Stock shall become free of all restrictions and become fully vested and transferable.

          (iii) Except as otherwise set forth in a Participant's Award Agreement, as of the date of the Change of Control, the restrictions applicable to any Performance Award and any performance-based Restricted Stock Award granted pursuant to Section 6(c)(iv) or Section 6(d) shall become free of all restrictions and become fully vested and transferable.

     (b) In addition to the Board's authority set forth in Sections 7(c) and 8(a), in order to maintain the Participants' rights in the event of any Change of Control, the Board, as constituted before such Change of Control, is hereby authorized, and has sole discretion, as to any Award, either at the time such Award is made hereunder or any time thereafter, to take any one or more of the following actions: (i) provide for the purchase of any such Award for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant's rights had such Award been currently exercisable or payable; (ii) make such adjustment to any such Award then outstanding as the Board deems appropriate to reflect such Change of Control; or (iii) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation after such Change of Control. The Board may, in its discretion, include such further provisions and limitations in any Award Agreement, as it may deem equitable and in the best interests of the Company.

     (c) A "Change of Control" shall be deemed to occur if:

          (i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
     Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section (c); or

          (ii) individuals who, as of the effective date of the Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (iii) approval by the stockholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially own, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

SECTION 9. General Provisions.

     (a) No Rights to Awards. No Employee, Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

     (b) Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of the Company or any Affiliate, or to a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend, or terminate Awards held by Participants who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act, or any successor Section thereto, or who are otherwise not subject to such Section.

     (c) Tax Withholding. The Company or any Affiliate is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

     (d) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements (subject to shareholder approval of such other arrangement, if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

     (e) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

     (f) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Texas and applicable Federal law.

     (g) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

     (h) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance of transfer or such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

     (i) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

     (j) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, terminated, or otherwise eliminated.

     (k) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 10. Effective Date of the Plan.

     The Plan shall be effective as of the date of its approval by the Board, subject to its approval by the stockholders of the Company.

SECTION 11. Term of the Plan.

     No Award shall be granted under the Plan ten years after approval by the Board. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, extend beyond such date.

                                                                      APPENDIX B

                         ANADARKO PETROLEUM CORPORATION

                          ANNUAL INCENTIVE BONUS PLAN

                           AS AMENDED JANUARY 1, 1999

     1. Purpose of the Plan. The ANNUAL INCENTIVE BONUS PLAN (the "Plan") is intended to provide a method for attracting and retaining employees of ANADARKO PETROLEUM CORPORATION and participating subsidiaries (the "Company"), to encourage these individuals to remain with the Company and to devote their best efforts to its affairs and to recognize employees for their contributions to the overall success of the Company.

     2. Administration of the Plan. The Plan shall be administered by the Compensation and Benefits Committee (the "Committee") of the Board of Directors (the "Board") of the Company and shall operate on the basis of the calendar year. The Committee is authorized to interpret the Plan and from time to time may adopt such rules, regulations, definitions and forms consistent with the provisions of the Plan as it may deem advisable to carry out the Plan.

     3. Determinations of Bonuses. The Committee shall have full power and authority to (i) designate those employees who may be eligible for bonuses under the Plan for a calendar year; (ii) determine performance objectives which must be satisfied as a condition to earning a bonus under the Plan for a calendar year (which objectives may differ as among employees or classes of employees);
(iii) determine the types of bonuses to be paid under the Plan for a calendar year; (iv) determine the extent to which performance objectives applicable to a given bonus have been achieved; (v) determine the amounts of bonuses (which may differ among employees or classes of employees) and (vi) determine the form and time of payment of bonuses. All decisions made by the Committee shall be final.

     4. Section 162(m) Conditions. In the case of any employee whose compensation is or, in the opinion of the Committee, is potentially subject to the compensation deduction limits of section 162(m) of the Internal Revenue Code of 1986, as amended ("162(m)") for a calendar year, the Committee shall establish, in writing, with respect to each calendar year beginning with the 1994 calendar year (i) objective performance goals and the appropriate weighting of such goals from among the performance criteria described below; (ii) performance targets or range of targets to measure satisfaction in whole or in part of such performance goals or combination of goals and (iii) a bonus opportunity target which will be used to establish the amount of bonus to be paid to such employee depending upon the degree of satisfaction of the performance goals. A bonus amount shall be paid under the Plan for a calendar year to an employee whose compensation is or, in the opinion of the Committee, is potentially subject to 162(m) if and only if the performance goal or combination of performance goals established by the Committee with respect to such employee have been attained (based upon the degree of satisfaction of the performance target or range of targets). The Committee shall certify the attainment of such performance goals in writing. In no event shall bonuses paid pursuant to the Plan to any individual for any calendar year be in excess of $3.0 million. The Committee shall establish performance goals from one or more of the following performance criteria for those individuals subject to this section: (i) net income, cash flow and/or reserve replacement measured against internally established targets; and (ii) cost of finding of energy equivalent barrels and/or stock price performance, in either case compared against industry or a select peer group.

     5. Payments in Event of Termination. In the event an employee terminates employment with the Company for any reason including death, disability and retirement prior to the date of payment of a bonus award, the Committee may, in its sole discretion, pay to such employee or his beneficiary, as the case may be, a bonus award. The amount of the bonus award, if any, will be at the sole discretion of the Committee.

     6. Prohibition Against Assignment or Encumbrance. The Plan, and the rights, interests and benefits hereunder, shall not be assigned, transferred, pledged, sold, conveyed, or encumbered in any way by an employee, and shall not be subject to execution, attachment or similar process. Any attempted sale, conveyance, transfer, assignment, pledge or encumbrance of the rights, interests or benefits provided pursuant to the terms of the Plan, contrary to the terms of the foregoing sentence, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

     7. Nature of the Plan. The Plan shall constitute an unfunded, unsecured obligation of the Company to make bonus payments in accordance with the provisions of the Plan. The establishment of the Plan shall not be deemed to create a trust. No participant shall have any security or other interest in any assets of the Company.

     8. Employment Relationship. Employee shall be considered to be in the employment of the Company as long as he or she remains an employee of the Company, any subsidiary of the Company or any enterprise which acquires all or substantially all of the assets and business of the Company. Nothing in the adoption or implementation of the Plan shall confer on any employee any right to continued employment by the Company or affect in any way the right of the Company to terminate his employment at any time. Any question as to whether and when there has been a termination of an employee's employment and the cause of such termination shall be determined by the Committee and its determination shall be final.

     9. Company Not Liable for Interest. If the Company for any reason fails to make any payment provided for in the Plan at the time same becomes payable, the Company shall not be liable for interest or other charges thereon.

     10. Termination and Amendment of Plan. The Committee shall have the right, without the necessity of shareholder or employee approval, to alter, amend or terminate the Plan at any time.

     11. Adjustments to Performance Factors. If any performance goal, criterion or target for any year shall have been affected by special factors (including material changes in accounting policies or practices, material acquisitions or dispositions of property, or other unusual items) which in the Committee's judgment should or should not be taken into account, in whole or in part, in the equitable administration of the Plan, the Committee may, for any purpose of the Plan, adjust such goal, criterion or target, as the case may be, for such year (and subsequent years as appropriate), or any combination of them, and make credits, payments and reductions accordingly under the Plan; provided, however, that the Committee shall not have the authority to make any such adjustments with respect to awards paid to any participant who is at such time a covered employee under Section 4 of the Plan.

     12. Rights of Company. Nothing contained in the Plan shall prevent the Company or any subsidiary from adopting or continuing in effect other compensation arrangements, which arrangements may be either generally applicable or applicable only in specific cases.

--------------------------------------------------------------------------------

                                                                           PROXY

                         ANADARKO PETROLEUM CORPORATION

                       SOLICITED BY THE BOARD OF DIRECTORS
                       for Annual Meeting of Stockholders
                                 April 29, 1999

The undersigned stockholder hereby appoints ROBERT J. ALLISON, JR. AND SUZANNE SUTER, and any one of them, with power of substitution and revocation, the attorneys of the undersigned to vote all shares registered in the name of the undersigned for the election of directors (unless such authority is withheld); and approval of the 1999 Stock Incentive Plan, Performance Criteria and Amendment to the Annual Incentive Bonus Plan and Amendment to Restated Certificate of Incorporation; and on all other matters which may come before the 1999 Annual Meeting of Stockholders of Anadarko Petroleum Corporation to be held on Thursday, April 29, 1999 at 9:30 A.M. or any adjournment thereof.

Please vote on any item as indicated on the reverse side. The shares represented by this proxy will be voted as directed by the stockholder. If you wish to vote in accordance with the Board of Directors' recommendations by telephone see option 1, or please sign the reverse side; no boxes need to be checked.

       (Continued, and to be marked, dated and signed, on the other side)

--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 4.

                                                                   Please mark
                                                                  your votes [X]
                                                                    like this

                                                             WITHHELD
Item 1-ELECTION OF DIRECTORS                         FOR     FOR ALL

Nominees:                                            | |       | |

(01) Ronald Brown
(02) John R. Butler, Jr.
(03) John R. Gordon

WITHHELD FOR: (Write that nominee's name
in the space provided below).
----------------------------------------

                                                  FOR   AGAINST   ABSTAIN
Item 2-APPROVAL OF 1999 STOCK                     | |     | |       | |
       INCENTIVE PLAN

Item 3-APPROVAL OF THE PERFORMANCE                | |     | |       | |
       CRITERIA and AMENDMENT TO THE
       ANNUAL INCENTIVE BONUS PLAN

Item 4-APPROVAL OF AMENDMENT TO RESTATED          | |     | |       | |
       CERTIFICATE OF INCORPORATION

                             PLEASE VOTE YOUR PROXY

Signature _____________________ Signature ______________________ Date __________

Please sign as your name appears above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------
               * FOLD AND DETACH HERE AND READ THE REVERSE SIDE *

     -----------------------------------------------------------------------
     [GRAPHIC OMITTED]         VOTE BY TELEPHONE           [GRAPHIC OMITTED]
                          QUICK *** EASY *** IMMEDIATE
     -----------------------------------------------------------------------

           YOUR VOTE IS IMPORTANT! - YOU CAN VOTE IN ONE OF TWO WAYS:

  1. TO VOTE BY PHONE: Call toll-free 1-800-840-1208 on a touch tone telephone
                          24 hours a day-7 days a week

    There is NO CHARGE to you for this call. - Have your proxy card in hand.

You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form

--------------------------------------------------------------------------------
OPTION 1:         To vote as the Board of Directors recommends on ALL Items, press 1
--------------------------------------------------------------------------------

                    When asked, please confirm by Pressing 1.

--------------------------------------------------------------------------------
OPTION 2:         If you choose to vote on each Item separately, press 0. You will hear these instructions:
--------------------------------------------------------------------------------

                  Item 1 - To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9 To WITHHOLD FOR AN INDIVIDUAL nominee, Press 0 and listen to the instructions

                  Item 2 - To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

                    When asked, please confirm by Pressing 1.

                  The instructions are the same for all remaining Items.

                                       or

2. VOTE BY PROXY: Mark, sign and date your proxy card and return promptly in the enclosed envelope.

 NOTE: If you vote by telephone, THERE IS NO NEED TO MAIL BACK your Proxy Card.

                              THANK YOU FOR VOTING.
--------------------------------------------------------------------------------

                              TWO NEW WAYS TO VOTE

==========================================   ==================================
           VOTE BY TELEPHONE                          VOTE BY INTERNET
==========================================   ==================================

  It's fast, convenient, and your vote           It's fast, convenient, and
  is immediately confirmed and posted.        your vote is immediately
                                              confirmed and posted and you
                                              can get all future materials
        Using a touch-tone phone              by Internet.
call the toll-free number shown on the
    voting instruction form.                     WWW.PROXYVOTE.COM

    Just follow these 4 easy steps:          Just follow these 4 easy steps:

1. Read the accompanying Proxy Statement     1. Read the accompanying Proxy
   and voting instruction form.                 Statement and voting
2. Call the toll-free number shown on           instruction form.
   your voting instruction form.             2. Go to website WWW.PROXYVOTE.COM.
3. Enter your 12 digit Control               3. Enter your 12 digit Control
   Number located on your voting                Number located on your voting
   instruction form.                            instruction form.
4. Follow the simple recorded instructions.  4. Follow the simple instructions.


        YOUR VOTE IS IMPORTANT!                    YOUR VOTE IS IMPORTANT!
                                                   GO TO WWW.PROXYVOTE.COM

     DO NOT RETURN VOTING FORM IF YOU ARE VOTING BY TELEPHONE OR INTERNET